Exhibit 99.1

                            JOINT VENTURE AGREEMENT

      THIS JOINT VENTURE AGREEMENT is made and entered into as of the 9th day of January, 2001, by and between Visitel Enterprises Corp., a Delaware Corporation ("Visitel") and COA Development Corp., a Delaware Corporation, ("COA") said parties hereinafter jointly referred to as the "Joint Venturers."

                                  WITNESSETH:

      WHEREAS, the parties desire to agree to a Joint Venture for the purpose of designing, building, developing and/or having an interest in childcare facilities throughout the United States.

      NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged,

      IT IS AGREED:

                                   Article I

                               General Provisions

1.01 Formation of Joint Venture. The parties hereto hereby enter into a Joint Venture for the limited purposes and scope set forth herein.

1.02 Business Purpose. The business of the Joint Venture shall be to engage in the business of designing, building, developing and/or having an interest in childcare facilities throughout the United States. COA agrees that with respect to each facility that it determines to develop, Visitel will have the right to have up to fifty (50%) percent of COA's interest by agreeing to pay its pro rata share of all of COA's expenses regarding such facility.

1.03 Principal Place of Business. 2700 N. Military Trial, Suite 100, Boca Raton, Florida 33431.

1.04 Term of the Agreement. This Joint Venture shall commence on the date first above written and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

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                                   Article II

                              General Definitions

      The following comprise the general definitions of terms utilized in this
Agreement:

2.01 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.

2.03 Profits and Losses. Any income or loss of the Joint Venture for federal income tax purposes determined by the Joint Venture's fiscal year, including, without limitation, each item of Joint Venture income, gain, loss or deduction.

                                  Article III

                       Obligations of the Joint Venturers

3.01 Obligations of the Joint Venturers. Visitel and COA shall be jointly responsible for all obligations of the Joint Venture.

                                   Article IV

                                  Allocations

4.01 Profits and Losses. Commencing on the date hereof and ending upon the termination of the business of the Joint Venture, all profits, losses and other allocations to the Joint Venture shall be allocated as follows at the conclusion of each fiscal year:

Visitel         50%

COA             50%

                                   Article V

                                 Fiscal Matters

5.01 Fiscal Year. The Joint Venture's books and records and all required income tax returns shall be kept or made as agreed upon by the Joint Venturers. The books of the account shall be maintained in accordance with generally accepted accounting principles.


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5.02 Books and Records. The Joint Venture shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture. The books and records shall be made available to all Joint Venturers at any reasonable time.

                                   Article VI

                    Rights and Duties of the Joint Venturers

6.01 Managers of the Joint Venture. Each party shall designate a Co-Manager who jointly will have full, exclusive and complete control of the business of the Joint Venture for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture. Any action taken by the Co-Managers jointly, shall constitute the act of, and serve to bind the Joint Venture. The Co-Managers shall manage and control the affairs of the Joint Venture to the best of their ability and shall use their best efforts to carry out the business of the Joint Venture.

                                  Article VII

                       Agreements With Third Parties and
                     With Affiliates Of The Joint Ventures

7.01 Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

7.02 Other Business of the Parties to this Agreement. Parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Joint Venture business, such business interests shall not be deemed wrongful or improper.

                                  Article VIII

                     Indemnification of the Joint Venturers

8.01 Indemnification of the Joint Venturers. The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses,


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judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

                                   Article IX

                                  Dissolution

9.01 Events of the Joint Venturers. The Joint Venture shall be dissolved upon the happening of any of the following events:

      (a) The adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the parties.

      (b) The sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets.

      (c) Mutual agreement of the parties.

                                   Article X

                            Miscellaneous Provisions

10.01 Survival. The representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions described herein.

10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

10.04 Headings. Then headings, titles and subtitles used in this agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.05 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

                  To Visitel:           Visitel Enterprises Corp.
                                        2700 N. Military Trail


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                                        Suite 100
                                        Boca Raton, Florida 33431

                  Copy to:              Mintz & Fraade, P.C.
                                        488 Madison Avenue, 11th Floor
                                        New York, New York 10022
                                        Attn: Frederick M. Mintz, Esq.

                  To COA:               COA Development Corp.
                                        2700 N. Military Trail
                                        Suite 100
                                        Boca Raton, Florida 33431

                  Copy to:              Mintz & Fraade, P.C.
                                        488 Madison Avenue, 11th Floor
                                        New York, New York 10022

or in each case to such other address as shall have last been furnished by like notice. If mailing by Registered or Certified Mail is impossible due to absence of postal service, notice shall be in writing and personally delivered to the aforesaid address. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be.

10.06 Waiver of Rights. Except as otherwise specifically provided for hereunder, none of the Joint Venturers shall be deemed to have waived any rights hereunder or under any other agreement or paper signed by the Joint Venturers with respect to the subject matter hereof, unless such waiver is in writing and signed by the Joint Venturer waiving such right. Except as otherwise specifically provided for hereunder, no delay or omission by any of the Joint Venturers in exercising any right with respect to the subject matter hereof shall be construed as a bar to, or a waiver of, any right or remedy on any future occasion. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument or paper, will be cumulative, and may be exercised separately or concurrently.

10.07 Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the State of Florida. The parties agree that they shall be deemed to have agreed to binding arbitration in Florida, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been provided for by the provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the rules then obtaining of the American Arbitration Association in Palm Beach, Florida. The parties may agree in writing to conduct any arbitration in another location or forum by their mutual consent. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the Courts in the State of Florida as properly having jurisdiction for


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any proceeding to confirm and enter judgment upon any such arbitration award.
The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of Florida in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service or process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph "10.05" of Article "10" of this Agreement. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorneys' fee, if any, in connection with such arbitration as may be awarded by the arbitrators; provided, however, that if a proceeding is commenced to confirm and enter a judgment thereon by the Courts of the State of Florida and such application is denied, no such costs or attorneys fees shall be paid. In connection with the arbitrators' determination for this purpose of which party, if any, is the prevailing party, they shall take into account all of the facts and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party unless the amount of the arbitration award is greater than fifteen (15%) percent of the amount offered in writing by the other party. For example, if the party initiating the arbitration ("A") seeks an award of $100,000 plus costs and expenses, the other party ("B") has offered A $50,000 prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has "prevailed".

10.08 Successors and Assigns. Subject to the restrictions which are contained in this agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

10.09 Amendments. This Agreement may not be changed, modified, extended, terminated, or discharged orally, but only by a written agreement which is signed by all of the parties to this Agreement.

10.10 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

10.11 Counterparts. This Agreement maybe executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.12 Gender. As used in this Agreement, terms in the masculine shall be deemed to include the feminine and neuter, and vice versa.


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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Signed, sealed and delivered in the presence of:

                                        Visitel Enterprises Corp.

                                        /s/ Paul Michelin
                                        -----------------
                                        By:  Paul Michelin, President


                                        COA Development Corp.

                                        /s/ James Perretty
                                        ------------------
                                        By:  James Perrety, President


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